Exhibit 99.1

Gary G. Rich Elected Chairman of Parker Drilling's Board of Directors

Robert L. Parker Jr. Continues As Non-Employee Board Member

HOUSTON, May 6, 2014 /PRNewswire/ -- Parker Drilling Company (NYSE:PKD) announced today that Gary G. Rich, president and chief executive officer, has been elected chairman of the company's board of directors, effective immediately. The election was confirmed following the company's annual meeting of stockholders held last week in Houston, Texas. Since joining Parker in 2012, Mr. Rich has been instrumental in strengthening the company's operational, financial and business performance and in developing additional pathways for growth, including the acquisition of International Tubular Services (iTS) in April of 2013.

Mr. Rich replaces Robert L. "Bobby" Parker Jr. as chairman. The grandson of the company's founder, Mr. Parker recently retired from the company after a successful 40 year career in the oil and gas industry. Mr. Parker will remain on the board as a director and was elected to a three-year term during the meeting.

"Gary's election as chairman is a significant milestone for Parker Drilling," said Mr. Parker. "Gary understands and deeply appreciates the legacy and the high standards that Parker has established over the years and he has a clear vision for maintaining and building upon that success in the years to come. As we approach the 80th anniversary of the company, I'm pleased Gary has agreed to take on this role and I look forward to working with him and the board as we position the organization for future growth."

"I am grateful to have the benefit of the incredible foundation Bobby and his father have created," said Mr. Rich. "Bobby's many years of service, the relationships he's built in the industry, and the ground he's plowed over the years will allow us to take a great organization and continue to shape and focus it for future success. As we move forward, we will maintain our focus on providing innovative, reliable and efficient performance and deliver the premier customer service for which Parker Drilling has become known. I thank Bobby and the board for their ongoing support."

Parker Drilling (NYSE: PKD) provides contract drilling and drilling-related services and rental tools to the energy industry. The Company's drilling business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker's barge rig fleet and in select U.S. and international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

CONTACT: Investors - Richard Bajenski, Director, Investor Relations, (281) 406-2030, richard.bajenski@parkerdrilling.com; Media - Stephanie J. Dixon, Manager, Marketing & Corporate Communications, (281) 406-2212, stephanie.dixon@parkerdrilling.com